April 25, 1997


Mr. Richard Donahue
1275 Madison Drive
Yardley, PA 19067


Dear Rich:

This will confirm our understanding that if a change of control of Harris Chemical Group ("HCG") other than a public offering results in D. George Harris and Anthony J. Petrocelli collectively selling for cash 80% or more of their current aggregate holdings of HCG, you will be entitled to a payment equal to one year of your base salary at the time of the change of control.

If the above accurately reflects your understanding of our agreement, please sign and date in the space provided below and return the original of this letter in the enclosed envelope.

Sincerely,



/s/ D. George Harris
D. George Harris
Chairman


AGREED:


/s/ Richard Donahue                               4/25/97
Richard Donahue                                  Date

cc: WJS


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